Strategic Partners Style Specific Funds
For the period ended 01/31/06
File number 811-09439

SUB-ITEM 77D
Policies With Respect to Security Investment


STRATEGIC PARTNERS STYLE SPECIFIC FUNDS



Strategic Partners Large Capitalization Value Fund, a series of
STRATEGIC PARTNERS STYLE SPECIFIC FUNDS

Strategic Partners Conservative Allocation Fund (large cap value sleeve)

Strategic Partners Moderate Allocation Fund (large cap value sleeve)

Strategic Partners Growth Allocation Fund (large cap value sleeve),

each Fund being a series of

STRATEGIC PARTNERS ASSET ALLOCATION FUNDS

Large Capitalization Value Portfolio,

a portfolio of

THE TARGET PORTFOLIO TRUST

Supplement dated December 9, 2005 to the

Prospectus of the above-referenced Funds dated as shown below

I.  The following change is applicable to each of the above-referenced
 Funds:

The Board of Trustees of each of the above-referenced Funds
or Portfolios (collectively, "Funds") recently approved NFJ
Investment Group L.P. ("NFJ") as an additional subadviser
for the Fund or the sleeve of the Fund as indicated above.
Hotchkis and Wiley Capital Management, LLC and J.P. Morgan
Investment Management, Inc. are the Funds' current
subadvisers and will continue to be subadvisers for the
Funds along with NFJ.   It is anticipated that the addition
of NFJ as an additional subadviser will be effective on or about December 16, 2005.

The section of the Prospectuses of the Fund(s) titled "How the Trust is Managed - Advisers and Portfolio Managers" is supplemented by adding the following information about NFJ:


NFJ Investment Group L.P.


NFJ Investment Group L.P. (NFJ) , formed in 1989, is a wholly owned subsidiary of Allianz Global Investors of America L.P. As of July 31, 2005, the firm had over $15 billion of worldwide assets under management and advice.
NFJ, a disciplined, value-oriented equity manager, is located at 2100 Ross Avenue, Dallas, Texas 75201.

Ben Fischer, CFA , has over 38 years of experience in portfolio management, investment analysis and research.
Prior to founding NFJ in 1989, he was chief investment officer (institutional and fixed income), senior vice president and senior portfolio manager at NationsBank which he joined in 1971. Mr. Fischer received his BA degree in Economics and a JD degree from Oklahoma University, and an MBA from New York University's Stern School of Business.

Chris Najork, CFA, is Managing Director and Portfolio
Manger of NFJ Investment Group. A founder of NFJ, he has over 35 years experience in equity research and portfolio management in the value sector. Prior to the formation of NFJ, he was a senior vice president, senior portfolio manager and analyst at NationsBank, which he joined in 1974. Mr. Najork received his BA and MBA from Southern
Methodist University.

Paul Magnuson is the Senior Research Analyst and a
Portfolio Manager at NFJ. He has over 20 years of investment experience in equity analysis and portfolio management. Prior to joining NFJ in 1992, he was an assistant vice president at NationsBank, which he joined in 1985. Mr. Magnuson received his BBA from the University of Nebraska.

II. The following change is applicable to the Target Portfolio Trust, only.

The section of the prospectus titled "Investment Advisers and Portfolio Managers - Introduction" on page 47 is deleted and replaced with the following:

The assets of each Portfolio is independently managed by two or more Sub-advisers under a multi-manager structure.
Pursuant to the multi-manager structure, Prudential
Investments LLC ("PI") determines and allocates a portion of the Portfolio's assets to each of the Sub-advisers.
Consistent with the overall investment strategy of the Portfolio, PI periodically rebalances daily cash inflows
(i.e., purchases and reinvested dividends) and outflows
(i.e., redemptions and expense items) among the Sub-advisers. In addition, PI periodically reallocates assets among the Sub-advisers. The allocations will be reviewed by PI periodically, and the allocations may be altered or adjusted by PI without prior notice.

By using two or more Sub-advisers for the Portfolio, and by periodically rebalancing or reallocating the Portfolio's assets among the Sub-advisers, PI seeks long-term benefits from a balance of different investment disciplines. PI believes that, at any given time, certain investment philosophies will be more successful than others and that a combination of different investment approaches may benefit the Portfolio and help reduce volatility. In addition, the use of several Sub-advisers may help to protect the Fund from capacity risk (a Sub-adviser's determination to manage a limited amount of assets because of a lack of investment opportunities that appear attractive to the Sub-adviser).

The information in this supplement relates to the following
Prospectuses:





FUND NAME                                               DATE OF PROSPECTUS

Strategic Partners Large Capitalization Value
Fund, a series of
STRATEGIC PARTNERS STYLE SPECIFIC FUNDS                 September 29, 2005
Strategic Partners Conservative Allocation Fund
Strategic Partners Moderate Allocation Fund
Strategic Partners Growth Allocation Fund, each a
series of
STRATEGIC PARTNERS ASSET ALLOCATION FUNDS               September 30, 2005
Large Capitalization Value Portfolio, a portfolio of
THE TARGET PORTFOLIO TRUST                              February 25, 2005



MF2005C14